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                                                                    Exhibit 99.3
                                    [LOGO]
                      Commodore Applied Technologies, Inc.

                                                                    News Release


For release: Immediate
Contact: James M. DeAngelis
         Melissa C. Berkowitz
         (212) 308-5800



                      Commodore Applied Technologies, Inc.
                          Completes Debt Restructuring

            - Restructuring adds approximately $9 million new equity


New York, N.Y., December 31, 1998--Commodore Applied Technologies, Inc. (ASE:
CXI, CXIW), announced today that it has consummated a debt restructuring plan with its creditor and 35% stockholder, Commodore Environmental Services, Inc. (OTCBB: COES) following the completion of the fairness opinions.

As a result of the restructuring, CXI has repaid all of its $6,755,864 debt to COES by exchanging the debt for (i) all of the company's shareholdings in Commodore Separation Technologies, Inc. (NASDAQ: CXOT, CXOTP, CXOTW) as repayment of $1,250,000 of debt; (ii) the issuance of 20,909 shares of a new 6% Series B Convertible Preferred Stock as repayment of $2,090,870 of debt; (iii) the issuance of 10,189 shares of a new 6% Series C Convertible Preferred Stock as repayment of $1,018,864 of debt; (iv) the issuance of 20,391 shares of a new 6% Series D Convertible Preferred Stock as repayment of $2,039,100 of debt (v) assignment to COES of an account receivable due to the company from CXOT in the amount of $357,000 as repayment of $357,000 debt; and (vi) amendment of an existing warrant owned by COES to purchase 1,500,000 shares of common stock of the company which amendment reduced the exercise price from $10.00 to $1.50.

This sale and debt repayment plan should result in an increase of approximately $9 million in equity on the Company's balance sheet.

Paul E. Hannesson, Chairman, President and Chief Executive Officer, and James M. DeAngelis, Treasurer of CXI, will maintain their current management positions in CXOT following this restructuring.

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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